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                                                             EXHIBIT 10(u)



                              EMPLOYMENT AGREEMENT
                              --------------------

         This Agreement made and entered into as of the 11th day of July, l99O by and between USTrust, a commercial bank organized under the laws of Massachusetts which has its principal place of business in Cambridge, Massachusetts ("UST") and Robert T McAlear, a resident of Milton, Massachusetts (the "Employee")


                                   WITNESSETH
                                   ----------

         WHEREAS, UST is engaged in the business of providing a variety of banking and financial services to individual, corporate and governmental customers; and

         WHEREAS, UST desires to engage the Employee and the Employee desires to be engaged by UST, as a Vice-Chairman of UST and in such other capacities as hereinafter set forth, on a full-time basis and, on the terms and conditions
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hereinafter set forth;



         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto do hereby agree as follows:

I. Employment:
   ----------

         UST hereby employs the Employee as a Vice-Chairman of UST whose activities will be focused upon the commercial lending activities, credit monitoring, credit policymaking, and general administration of UST. In the foregoing capacities the Employee will report to the Chief Executive Officer of UST, who as of the date hereof, is Quinlan J. Sullivan, Jr. Subject to the approval of Messrs. James V. Sidell and Quinlan J. Sullivan, Jr., the Employee will be appointed Chief Lending Officer of UST on or about the date of the UST Corp. Board of Directors meeting which follows the six month anniversary of the Employee's commencement of employment and actual assumption oz his duties at UST. The foregolng commencement date will not be later than August 31, 1990. Employee may, at the discretion of the Board and/or the Chief Executive Officer of UST Corp., be appointed, from time to time, to serve as a member of committees which include executives of UST and its affiliates. The Employee hereby agrees to accept such positions upon election or appointment. In addition, if elected or appointed, the Employee may also serve as an officer or Director of any other affiliate of UST, (even if such


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employment requires resignation from positions with UST) if such service is deemed appropriate by the UST Corp. Board of Directors, and PROVIDED HOWEVER, that in the case of a reassignment of duties no such reassignment shall require the Employee, without his consent, to accept dutles which will diminish his job status or change the substance of his duties from that of managing commercial lending activities or require the Employee to move his office out of the Greater Boston geographical area. All such activities and services shall be rendered in a falthful, responsible and competent manner consistent with standards that may reasonably be established and maintained by UST, and consistent with banking industry standards.

 II. Compensation:
     ------------

         The Employee shall be paid at the rate of $200,000 per annum from August 13, 1990 and during the balance of the term hereof; provided, however, that should the pretax net earnings or earnings per share of UST Corp. decline in any year from the prior year's level or stay flat, the Board of Directors may, in its discretion, reduce such compensation in a manner substantially proportional to the reductions incurred by other UST officers with similar responsibilities. Increases, if any, over and above the annual base salary set forth herein, or any bonuses or additional compensation shall be determined annually by the Board of Directors of UST Corp. at the Board's sole discretion after taking into consideration the Employee's performance and contribution as well as the increases, if any, granted to other UST officers with similar responsibility. In addition, the Employee shall receive an allowance of $673 per month which he shall use to defray the costs of the business use of an automobile owned by the employee. Moreover, the employee shall receive reimbursement for the parking expenses related to the foregoing automobile.
The Employee also shall be entitled to such fringe benefits, including paid vacation time, as UST Corp. may provide to UST officers who bear similar levels of responsibility. Moreover, the Employee will be granted by UST Corp.'s Board of Directors, options under UST Corp.'s incentive stock option plan which will enable the Employee to purchase up to 15,000 shares of UST Corp. common stock. In the event the Employee shall be elected a Director of any of the UST Corp. group of companies, he shall not receive any Directors' fees or Directors' compensation for attendance at Directors' meetings nor as a





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retainer. UST will also pay the Employee's ordinary and usual charges, including initiation and periodic fees, dues and assessments, for his business use of a membership in a golf, tennis or swim club of the Employee's choice, located in the Greater Boston geographical area.


III. Term:
     ----

         Unless terminated by the earlier death or "Disabil1ty" of the Employee as defined ln Article V hereof, Employee is engaged for an initial period commencing with a date in August 1990 selected by the Employee but which will not be later than August 31, 1990 and ending on the 31st day of August 1993. Unless terminated by either party by six months' prior written notice to the other party this Employment Agreement will automatically be renewed after August 31, 1993 for additional one year periods. Notwithstanding the foregoing, in the event there shall be a "charnge-in-control" of UST Corp. (as such term is defined on the date hereof in UST Corp.'s Incentive Stock Option Plan), this Employment Agreement shall be automatically extended to the conclusion of a period ending two years from the date of consummation of the "change-in-control" but, in no event earlier than August 31, 1993. In addition, UST shall have the right to terminate this Employment Agreement at any time for cause, which shall mean, dishonesty, willful absenteeism, willful failure to perform reasonable duties assigned to him hereunder, gross malfeasance, gross misconduct or the Employee's conviction of a felony or his willful violation of any provision of federal or state banking or securities law or willful failure to perform his obligations under any other provision of this Employment Agreement. Except in the case of dishonesty UST agrees to give written notice of at least ten days as to the particulars which are asserted to be the basis for termination and an opportunity extending not more than ten days from receipt by the employee of such notice to cure such event in a manner which reasonably assures UST that such event will not recur. In the event the Employee's employment with UST and all of its affiliated companies is terminated by UST without cause during the period from September 1 i993 to August 31 1995 the Employee will be entitled to receive a one time severance payment of $25,000 in lieu of unvested retirement plan benefits.

IV. Scope of Service:
    ----------------

        Employee shall devote his full time and effort to the faithful performance of his duties hereunder and shall be engaged in no outside business of employment during the course of his employment hereunder. It is agreed that the provisions of this Article IV will not be deemed to be violated by the holding of




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directorships or related positions in charitable educatioral or not-for-profit organizations which do not involve continuous or substantial time commitments nor by passive persona1 real estate or other personal investment activities which the Employee is able to monitor outside of his normal working hours.

II Disability:
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         In the event the Employee shall be unable to perform his regular and customary duties by reason of physical or mental ailment or other disability for a period of six consecutive months or less (a "Disability") he shall be entitled to receive regular compensation durlng that period. In the event said illness or other disability shall continue for a period longer than six consecutive months, UST Corp.'s and UST's obligations under this Employment Agreement shall terminate and his compensation thereafter shall be limited to the amounts received from insurance payments, if any, provided by UST.


VI. Non-competition:
    ---------------

         In the event the Employee either (i) shall, without cause, leave his employment at least 90 days prior to the end of the term hereof, or (ii) shall be discharged for cause during the term hereof, the Employee agrees that he will not enter into the employment of any other financial institution or entity in Eastern Massachusetts or Southern Connecticut for a period equal to one year. The foregoing restriction will not be applicable in the event that the Employee is terminated as a result of disability as enumerated in Article V above. The Employee further agrees that for a period of two years following the termination of his employment for whatever reason hereunder, he will not directly or indirectly, for his own account or for the account of others, (i) solicit the business of persons whom he knows to be customers of UST, UST Corp. or any of their affiliates with regard to the provision of any type of financial service, or (ii) after notice from UST Corp. or UST that any person or persons is or are a customer, commence or continue the solicitation of such business from such person or (iii) solicit or hire personnel of UST Corp. or any of its subsidiaries for the benefit of any entity controlled by the Employee or by which the Employee is employed or from which the Employee receives any form of fee or compensation.

VII. Confidential Information:
     ------------------------
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         The Employee recognizes and acknowledges that there may be made available to him in the course of his employment hereunder confidential information of or relating to UST and its affiliates, including, without limitation, client and customer lists, acquisition, expansion, and other strategic plans (collectively the "Confidential Information"). The Employee hereby acknowledges that the Confidential Information, as it may exist from time to time, is a valuable, special and unique asset of the business of UST, UST Corp. and their affiliates. UST hereby acknowledges that the Employee may, in the performance of his duties obtain information of a general nature concerning UST and its affiliates, which could be obtained by any person having an interest in UST and its affiliates, and which general information is not deemed included within the meaning of Confidential Information. The Employee shall not, during or after the term of his employment hereunder, make any use of Confidential Information or disclose any Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the normal performance of his duties hereunder. UST or any of its affiliates shall be entitled to obtain injunctive relief, restraining the Employee from disclosing or using any Confidential Information in violation of this Article VII, and to recover any and all costs and expenses incurred in enforcing this Employment Agreement, in addition to any other relief provided by applicable law. The Employee acknowledges that the nature of the business of UST and the value of the Confidential Information render inadequate any remedy at law which may be obtained by UST or any of its affiliates for a breach by the Employee of this Articie VII and the Employee therefore hereby agrees that UST or any of its affiliates may seek such equitable remedies.

VIII. Announcements:
      -------------

         Neither UST nor the Employee shall issue any press releases concerning, or otherwise describe or characterize in writing this Employment Agreement, its performance or termination, without the approval of the other party, which approval shall not be unreasonably withheld.

IX. Notices:
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         All notices required under this Employment Agreement shall be sufficient if made by certified or registered mail, return receipt requested, provided that any party may change such address by providing notice thereof:

If to the Employee:

Robert T. McAlear
4 Augusta Road
Milton, MA 02186

with a copy to:
Jay L. Fialkow, Esq.
100 Federal Street Boston, MA 02110

If to UST Corp.:

Attention: James V. Sidell, President
40 Court Street
Boston, MA 02108

with a copy to:

Eric R. Fischer, Esq. at the same address.

If to USTrust:

Attention: Quinlan J. Sullivan, Jr.
Chairman of the Board
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141 Portland Street
Cambridge, MA 02139

with a copy to Eric R. Fischer, Esq. at the same address.

X. Amendments and Waivers:

         This Employment Agreement represents the exclusive statement of the entire agreement between the parties concerning the subject matter hereof and may not be amended, modified or revoked in whole or in part except by written agreement of the parties.


XI. Governing Law:

         This Employment Agreement shall be governed, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

XII. Severability:

         In the event that any part of this Employment Agreement shall be held to be illegal or null and void by any court of competent jurisdiction, such determination shall not affect the enforceability, validity or binding nature of the remaining parts of this Employment Agreement and they shall remain in full force and effect.

XIII. Binding Nature:

         This Employment Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs (in the case of the Employee) legal representatives and successors.

XIV. Non-Assignment:

         Neither Employee nor UST may assign any of his or its
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rights or duties hereunder witnout the prior written consent of the other party.

XV. No Conflicting Agreement:

         The Employee hereby represents and warrants to UST and UST Corp. that he is under no contract, agreement or obligation which (i) prohibits him from entering into this Employment Agreement, (ii) conflicts with the terms of this Employment Agreement or (iii) prevents him, in any way, from performing the duties contemplated hereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed in duplicate originals as of the date first written above.

USTRUST

By:/s/ Quinlan J. Sullivan, Jr.
Quinlan J. Sullivn, Jr.


/s/ Robert T. McAlear
Robert T. McAlear (Employee)